Exhibit 99.2

Frequency Therapeutics Releases New Data from Two FX-322 Clinical Studies;

Plans to Advance Single-Dose Regimen

Interim FX-322 Phase 2a Results Show Four Injection Schedule Had No Discernible Hearing Benefit

Separate FX-322 Phase 1b Study Confirms Hearing Improvement from Single Injection

Conference call at 8:30am ET today

WOBURN, Mass., March 23, 2021 – Frequency Therapeutics, Inc. (Nasdaq: FREQ), today announced topline, day-90 data from its FX-322 Phase 2a study (FX-322-202). The interim results show that four weekly injections in subjects with mild to moderately severe sensorineural hearing loss (SNHL) did not demonstrate improvements in hearing measures versus placebo. No treatment-related serious adverse events were observed in the study. Frequency also announced new data from a parallel study demonstrating hearing improvement from a single injection of FX-322. The Company plans to advance further development of FX-322 as a single dose regimen.

FX-322 is Frequency’s lead product candidate, designed to regenerate auditory sensory hair cells in the cochlea and improve hearing in patients with SNHL.

In the four-arm Phase 2a study, 95 subjects aged 18-65 were evaluated for hearing improvement using Word Recognition (WR), Words-In-Noise (WIN), pure tone audiometry and additional exploratory measures. All subjects were administered a total of four weekly intratympanic injections comprised of zero, one, two, or four doses of FX-322 with the balance of injections comprised of placebo doses.

While WR scores increased across all groups, repeated weekly injections appeared to dampen the hearing benefit observed compared to other single-injection studies. The Phase 2a interim results also showed an unexpected apparent level of hearing benefit in the placebo group that did not occur in previous trials and exceeded well-established published standards, potentially suggesting bias due to trial design. Given these challenges observed in the Phase 2a study design, there was no discernible hearing benefit of FX-322 over placebo.

“Our FX-322 interim Phase 2a clinical results were unexpected, especially given our prior published Phase 1/2 data. We have already gained important learnings from this study that will inform our future development efforts. The results clearly demonstrated that a treatment regimen using four weekly injections is unfavorable and we will continue to move ahead with single-dose administrations in future studies. We believe in the potential of FX-322 given the demonstrated hearing signal and favorable safety profile observed with a single dose and in the future, we may evaluate re-treatment at longer intervals,” said David L. Lucchino, Frequency’s President and Chief Executive Officer.

The Company also announced preliminary results today from a recently completed open-label, single-dose study of FX-322 (FX-322-111) designed to evaluate the impact of injection conditions on tolerability. In the multi-center, randomized study, subjects with mild to severe SNHL (n=33) were injected in one ear with FX-322, with the untreated ear as the control. Hearing function was tested over the course of 90 days following dosing.

At day 90 following dosing, thirty-four percent (34%) of subjects achieved a ten percent (10%) or greater absolute improvement in WR scores in the treated ear, which was clinically meaningful and statistically significant compared to the untreated ear (p <0.05). This included a subset of subjects that more than doubled their WR scores. The single dose had a favorable safety profile and was well tolerated. These latest results are supportive of the data reported in the prior single dose Phase 1/2 (FX-322-201) study, recently published in the peer-reviewed journal Otology & Neurotology.

“We now have two independent, single-dose studies showing a hearing signal with FX-322 and with statistically significant improvements in speech intelligibility. More single dose studies are underway to further understand the potential benefit of FX-322 in additional patient populations. Frequency is well resourced, and with the support of our collaborator Astellas Pharma, we will continue to advance development of potential hearing restoration therapeutics for the millions of individuals impacted by sensorineural hearing loss,” added Mr. Lucchino. “We are very thankful to the people who participated in our studies and to the staff at all of the sites for their contributions and continued engagement, especially during the pandemic.”

FX-322 Ongoing Development Activities

Clinical development activities are ongoing to evaluate FX-322’s clinical profile in patients with age-related hearing loss (ARHL) and severe SNHL, to identify additional patient populations that may benefit from this potentially restorative therapeutic approach.

This includes a double-blind, placebo-controlled Phase 1b study (FX-322-112) of subjects with ARHL (ages 66-85), which is fully enrolled with 30 subjects. The primary objectives of the Phase 1b ARHL study are to assess the local and systemic safety of a single dose of FX-322 and evaluate hearing responses in an older adult cohort. Study participants were randomized 4:1 to receive either FX-322 or placebo in one ear. Validated measures of hearing including WR, WIN and pure tone audiometry were used. Safety, otologic and audiologic assessments were conducted at days 30 and 90 following administration of FX-322 or placebo. Frequency expects to share results from this study in Q2 2021.

Frequency is also conducting an FX-322 Phase 1b study of up to 30 subjects ages 18-65 with severe SNHL (FX-322-113). This study, which has a similar study design as the ARHL study, is continuing to enroll subjects and results are anticipated in Q3 2021.

The Company plans to report final results of the Phase 2a study in late Q2 2021.

About Sensorineural Hearing Loss

Sensorineural hearing loss is the most common form of hearing loss, typically resulting from damage to auditory sensory hair cells in the inner ear. These cells convert sound waves to a signal sent to the brain. Sensory hair cells may be lost due to chronic noise exposure, aging, certain viral infections or exposure to drugs that are toxic to the ear. This type of damage impacts hundreds of millions of individuals in the U.S. and worldwide.

Webcast Details

Webcast details can be found on the Frequency Therapeutics’ investor relations site at https://investors.frequencytx.com/events-and-presentations, or by clicking here to enter the webcast directly.

About Frequency Therapeutics

Frequency Therapeutics is a leader in the development of medicines designed to activate progenitor cells within the body to treat degenerative diseases. The Company’s progenitor cell activation (PCA) approach stimulates progenitor cells to create functional tissue with the aim of developing disease modifying therapies. The Company’s lead product candidate, FX-322, is designed to regenerate auditory hair cells to restore hearing function. FX-322 is being evaluated in multiple ongoing clinical studies in subjects with sensorineural hearing loss. The Company is also evaluating additional diseases where its PCA approach could create functional tissue, including in a pre-clinical program in multiple sclerosis.

Headquartered in Woburn, Mass., Frequency has an ex-U.S. license and collaboration agreement with Astellas Pharma Inc. for FX-322, as well as additional collaboration and licensing agreements with academic and nonprofit research organizations including Massachusetts Eye and Ear, Mass General Brigham, the Massachusetts Institute of Technology, the Scripps Research Institute and Cambridge Enterprises Limited. For more information, visit www.frequencytx.com and follow Frequency on Twitter @Frequencytx.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the interpretation and implications of the results of the interim day-90 Phase 2a data and the FX-322-111 data, including advancing FX-322 as a single-dose regimen and re-treatment at longer intervals, the impact of the trial design of the Phase 2a study on clinical data, the timing of results of the Company’s clinical studies, the treatment potential of FX-322, the ability of our technology platform to provide patient benefit, estimates of the size of the hearing loss population and population at risk for hearing loss, the Company’s ability to advance its hearing program and further diversify its portfolio, the Company’s capital resources, the license and collaboration with Astellas Pharma Inc., and the potential application of the PCA platform to other diseases.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the impact of COVID-19 on the Company’s ongoing and planned clinical trials, research and development and manufacturing activities, the relocation of the Company’s offices and laboratory facilities, the Company’s business and financial markets; the Company has incurred and will continue to incur significant losses and is not and may never be profitable; the Company’s need for additional funding to complete development and commercialization of any product candidate; the Company’s dependence on the development of FX-322; the unproven approach of the PCA platform; the lengthy, expensive and uncertain process of clinical drug development and regulatory approval; limited experience successfully obtaining marketing approval for and commercializing product candidates; the results of earlier clinical trials not being indicative of the results from later clinical trials; differences between preliminary or interim data and final data; adverse events or undesirable side effects; disruptions at the FDA and other regulatory agencies; failure to identify additional product candidates; new or changed legislation; failure to maintain Fast Track designation for FX-322 and such designation failing to result in faster development or regulatory review or approval; costly and damaging litigation, including related to product liability or intellectual property or brought by stockholders; dependence on Astellas Pharma Inc. for the development and commercialization of FX-322 outside of the United States; misconduct by employees or independent contractors; reliance on third parties, including to conduct clinical trials and manufacture product candidates; compliance with laws and regulations, including healthcare and environmental, health, and safety laws and regulations; failure to obtain, maintain and enforce protection of patents and other intellectual property; security breaches or failure to protect private personal information; attracting and retaining key personnel; and ability to manage growth.

These and other important factors discussed under the caption “Risk factors” in the Company’s Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 16, 2020 and its other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

Investor Contact:

Carlo Tanzi, Ph.D.

Kendall Investor Relations

Tel: 617-914-0008

Email: ctanzi@kendallir.com

Media Contact:

Suzanne Day

Frequency Therapeutics

Tel: 781-496-2211

Email: sday@frequencytx.com